EXHIBIT 99.2


                       MACQUARIE SECURITISATION LIMITED
                      OFFICER'S CERTIFICATE OF COMPLIANCE


I, Philip J. Richards certify that:

         1. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Macquarie Securitisation Limited;

         2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

         3. Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the pooling and servicing, or similar, agreements, for inclusion in these reports is included in these reports;

         4. I am responsible for reviewing the activities performed by the servicer under the pooling and servicing, or similar, agreements and based upon my knowledge and the annual compliance review required under those agreements, and except as disclosed in these reports, the servicer has fulfilled its obligations under those agreements; and

         5. The reports disclose all significant deficiencies relating to the servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing, or similar, agreements, that is included in these reports.



Date:  June 26, 2003

/s/ Philip J. Richards
-----------------------
Philip J. Richards
Director